Exhibit 10(g)

AMENDMENT NUMBER ONE (the “Amendment”), dated as of November 9, 2007, between OLIN CORPORATION, a Virginia corporation (“Olin”), and ____________ (the “Executive”), to the Executive Agreement (the “Executive Agreement”), dated as of _____________, between Olin and the Executive.

WHEREAS Olin and the Executive wish to amend the Executive Agreement in order to (i) address the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) make certain other changes as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Amendment to Section 1(b).  The following clause shall be deemed to have been inserted into Section 1(b) at the end of the first sentence:

“or a willful breach by Executive of Olin’s Code of Business Conduct.”

SECTION 2. Amendment to Section 4(a).  Section 4(a) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(a)  Subject to Section 4(b), in the event of a Termination occurring before the expiration of this Agreement, Olin will pay Executive, in equal installments in accordance with Olin’s normal payroll practices, over the 12-month period that begins on the 55th day after the date of Termination, an aggregate amount equal to the Executive Severance, provided that no amounts shall be payable to Executive unless, on or prior to the 54th day following the date of Termination, (i) Executive shall have executed the Release (described in Section 6) and (ii) such Release shall have become effective and irrevocable.”

SECTION 3. Amendment to Section 4(b).  Section 4(b) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(b)  Notwithstanding Section 4(a), if Executive would otherwise have been required by Olin policy to retire at age 65, then if the date of Executive’s sixty-fifth birthday falls during the 12-month period immediately following the date of Termination, the aggregate amount payable pursuant to Section 4(a) shall be reduced to the amount equal to the product of (i) the Executive Severance, multiplied by (ii) a fraction, the numerator of which is the number of days from the date of Termination through and including the date of Executive’s sixty-fifth birthday and the denominator of which is 365, and such reduced amount shall be payable (subject to the Release requirement set forth in Sections 4(a) and 6) in equal installments in accordance with Olin’s normal payroll practices over the period that begins on the 55th day after the date of Termination and ends on the 55th day after the Executive’s sixty-fifth birthday.”

SECTION 4. Amendment to Section 4(c).  Section 4(c) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(c)  If on the date of Termination, Executive is eligible and is receiving payments under any then existing disability plan of Olin or its subsidiaries and affiliates, then Executive agrees that all payments under such disability plan may, and will be, suspended and offset (subject to applicable law) during the 12-month period specified in Section 4(a) (or, if applicable, such shorter as specified in Section 4(b)).  If, after such period, Executive remains eligible to receive disability payments, then such payments shall resume in the amounts and in accordance with the provisions of the applicable disability plan of Olin or its subsidiaries and affiliates.”

SECTION 5. Amendment to Section 4(d).  The following clause shall be deemed to have been inserted into Section 4(d) at the beginning of the last sentence:

“Subject to Section 18(b),”

SECTION 6. Amendment to Section 5(a).  Section 5(a) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(a)  If Executive becomes entitled to payment under Section 4(a) or 4(b), as applicable, then (i) Executive will be treated as if Executive remained employed for service purposes for 12 months following the date of Termination.  If the date of Termination is prior to January 1, 2008, the Executive will receive 12 months of service credit under all Olin qualified and non-qualified defined benefit pension plans for which Executive was eligible at the time of termination.  If the date of Termination is after December 31, 2007, the Executive will receive 12 months of retirement contributions to all Olin qualified and non-qualified defined contribution plans for which Executive was eligible at the time of the Termination.  Such contributions shall be based on the amount of the Executive Severance.  Such service credits or contributions shall be applied to Olin’s qualified pension plans to the extent permitted under then applicable law, otherwise such credit shall be applied to Olin’s non-qualified defined benefit or defined contribution plan, as appropriate.  Payments under such non-qualified plans shall be due at the times and in the manner payments are due Executive under Olin’s non-qualified defined benefit and defined contribution pension plans, it being understood that Executive shall be permitted to receive payments from Olin’s plans (assuming Executive otherwise qualifies to receive such payments, is permitted to do so under the applicable plan terms and elects to do so), during the period that Executive is receiving payments pursuant to Section 4(a)), and that Executive’s defined benefit pension benefit will be determined based on Executive’s actual age at the time Executive’s pension benefit commences; and (ii) for 12 months from the date of the Termination, Executive (and Executive’s covered dependents) will continue to enjoy coverage on the same basis as a similarly situated active employee under all Olin medical, dental, and life insurance plans to the extent Executive was enjoying such coverage immediately prior to the Termination.  Executive’s entitlement to insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 would commence at the end of the period during which insurance coverage is provided under this Agreement without offset for coverage provided hereunder.  Executive shall accrue no vacation during the 12 months following the date of Termination but shall be entitled to payment for accrued and unused vacation for the calendar year in which the Termination occurs.  If Executive receives the Executive Severance (including the amount referred to in Section 1(c)(ii)), Executive shall not be entitled to an ICP award for the calendar year of Termination if Termination occurs during the first calendar quarter.  Even if Executive receives the Executive Severance (including the amount referred to in Section 1(c)(ii)), if Termination occurs during or after the second calendar quarter, Executive shall be entitled to a prorated ICP award for the calendar year of Termination which shall be determined by multiplying the average actual payout (as a percentage of the ICP standard) for all participants in the ICP in the same measurement organizational unit by a fraction, the numerator of which is the number of weeks in the calendar year prior to the Termination and the denominator of which is 52, which shall be payable at substantially the same time as ICP payments for the year in which Termination occurs are made to then current active employees, provided that such payment shall be made to Executive no earlier than January 1 and no later than December 31 of the calendar year following the year in which the date of Termination occurs.  Executive shall accrue no ICP award following the date of Termination.”

SECTION 7. Amendment to Section 5(c).  The following sentence shall be deemed to have been added to the end of Section 5(c):

“The outplacement services will be provided for a period of 12 months beginning within five days after the Release described in Section 6 becomes effective and irrevocable.”

SECTION 8. Amendment to Section 6.  Section 6 shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“SECTION 6.  Release.  Executive shall not be entitled to receive any of the payments or benefits set forth in Sections 4 and 5 unless Executive executes a Release (substantially in the form of Exhibit A hereto) in favor of Olin and others set forth in Exhibit A relating to all claims or liabilities of any kind relating to Executive’s employment with Olin or an affiliate and the termination of such employment, and, on or prior to the 54th day following the date of Termination, such Release becomes effective and irrevocable in accordance with the terms thereof.”

SECTION 9. Amendment to Section 12.  The last sentence of Section 12 shall be deemed to have been deleted and the following sentence shall be deemed to have been inserted in its place:

“Except as expressly provided in this Agreement and subject to Section 18(b), payments made pursuant to this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim which Olin and its subsidiaries and affiliates may have against Executive.”

SECTION 10. Amendment to Section 16(b).  Section 16(b) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(b)  Olin shall pay all reasonable legal fees and expenses, as they become due, which Executive may incur prior to the third anniversary of the expiration of this Agreement to enforce this Agreement through arbitration or otherwise unless the arbitrator determines that Executive had no reasonable basis for Executive’s claim.  Should Olin dispute the entitlement of Executive to such fees and expenses, the burden of proof shall be on Olin to establish that Executive had no reasonable basis for Executive’s claim.  All reimbursable expenses shall be reimbursed to Executive as promptly as practicable and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.”

SECTION 11. Amendment to Section 17(a).  Section 17(a) shall be deemed to have been deleted and the following section shall be deemed to have been inserted in its place:

“(a)  Except as specifically provided in Section 18(d), no provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and Olin.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.”

SECTION 12. Amendment to Section 17(c).  The following clause shall be deemed to have been inserted into the beginning of the second sentence of Section 17(c):

“Subject to Section 18(b),”

SECTION 13. Amendment to Section 18.  The following new section shall be deemed to have been inserted as Section 18:

“SECTION 18.  Section 409A.  (a)  It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, hereinafter, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)  Neither Executive nor any of Executive’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Olin or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Olin Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to Executive or for Executive’s benefit under any Olin Plan may not be reduced by, or offset against, any amount owing by Executive to Olin or any of its affiliates.

(c)  If, at the time of Executive’s separation from service (within the meaning of Section 409A), (i) Executive shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Olin from time to time) and (ii) Olin shall make a good faith determination that an amount payable under an Olin Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Olin (or its affiliate, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first business day after such six-month period.

(d)  Notwithstanding any provision of this Agreement or any Olin Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, Olin reserves the right to make amendments to this Agreement and any Olin Plan as Olin deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A.  In any case, except as specifically provided in any Olin Plan, Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on Executive or for Executive’s account in connection with any Olin Plan (including any taxes and penalties under Section 409A), and neither Olin nor any affiliate shall have any obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

(e)  For purposes of Section 409A, each installment of Executive Severance will be deemed to be a separate payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii).”

SECTION 14.   Governing Law; Construction.  This Amendment shall be deemed to be made in the Commonwealth of Virginia, and the validity, interpretation, construction and performance of this Amendment in all respects shall be governed by the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law.  No provision of this Amendment or any related document shall be construed against or interpreted to the disadvantage of any party hereto by any court or other governmental or judicial authority by reason of such party’s having or being deemed to have structured or drafted such provision.

SECTION 15.   Effect of Amendment.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the parties to the Executive Agreement, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Executive Agreement, all of which shall continue in full force and effect.  This Amendment shall apply and be effective only with respect to the provisions of the Executive Agreement specifically referred to herein.  After the date hereof, any reference to the Executive Agreement shall mean the Executive Agreement as modified hereby.

SECTION 16.   Counterparts.  This Amendment may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first written above.

OLIN CORPORATION,
by
______________________________
Name: Joseph D. Rupp Title: Chairman, President, and Chief Executive Officer

EXECUTIVE,
______________________________